Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made the 2nd day of October, 2013, by and between Lauralee E. Martin, a resident of the State of Washington (“Executive”), and HCP, Inc., a Maryland corporation, with its principal executive office currently located at 3760 Kilroy Airport Way, Suite 300, Long Beach, California 90806 (together with its subsidiaries, the “Company”).

WITNESSETH THAT:

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President, subject to the terms and conditions of this Agreement, to provide services to the Company;

WHEREAS, it is the intent of the Board of Directors of the Company (the “Board”) to consider compensation forfeited by Executive as a result of her employment with the Company in determining the amount of compensation payable to Executive pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

1.                                    Term.   The term of Executive’s employment with the Company shall commence on October 2, 2013 (the “Effective Date”) and shall continue until and including the third anniversary of the Effective Date unless earlier terminated as provided herein (the “Term”).

2.                                    Employment; Duties.

(a)                               During the Term, Executive shall be employed by the Company as its Chief Executive Officer and President.  Executive shall report to the Board and at all times during the Term shall have powers and duties commensurate with the positions of Chief Executive Officer and President of a company the size and nature of the Company.

(b)                              Executive agrees to her employment as described in this Paragraph 2 and agrees to devote substantially all of her working time and efforts to the performance of her duties hereunder, except as otherwise approved by the Board or as specifically otherwise provided in this Agreement.  Executive shall be permitted to continue such outside positions as set forth in Exhibit A.  Executive may also engage in religious, charitable or other community activities as long as such activities do not materially interfere with Executive’s performance of her duties to the Company under this Agreement.  Other than as set forth in Exhibit A, Executive may not serve on other boards of directors of for-profit companies without the consent of the Board.

3.                                    Compensation.

(a)                               Base Salary.  The Company shall pay Executive during the Term an annual salary of Eight Hundred Thousand dollars ($800,000) (the “Base Salary”), payable in accordance with the Company’s normal business practices for senior executives (including tax withholding), but in no event less frequently than monthly.  Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased in its discretion (but not decreased).  After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.

(b)                              Bonus.  Executive shall be eligible to receive a cash bonus for each year (or portion thereof) during the Term (beginning with calendar year 2013), provided that, except as otherwise provided herein, Executive has remained employed by the Company as of the end of the applicable year.  Executive’s target bonus opportunity for any particular year (“Target Bonus”) shall equal Two Million Two Hundred Thousand dollars ($2,200,000).  The amount of bonus payable to Executive for any particular year will be determined by the Compensation Committee, in its sole discretion, taking into account the performance of the Company and Executive for that particular year.  All such bonuses shall be payable within 60 days after the end of the year to which such bonus relates, provided, that the bonus payable in respect of the 2013 calendar year shall be paid by December 31, 2013.  In determining Executive’s bonus in respect of the 2013 calendar year, it is the intent of the Board that such bonus will be based on the full calendar year to take into account the bonus Executive forfeited from her previous employer as a result of her employment with the Company.  In the event Executive’s employment terminates on or after the end of the Term but prior to December 31, 2016, Executive shall be entitled to a pro rata portion of the bonus in respect of the 2016 calendar year based on the number of days employed during the 2016 calendar year.

(c)                               Initial Equity Awards.

(i)                                  As a material inducement to Executive’s accepting employment with the Company and to take into account equity compensation Executive forfeited from her previous employer as a result of her employment with the Company, Executive shall be granted equity awards with an aggregate fair value of Ten Million dollars ($10,000,000) as of the Effective Date (the “Initial Equity Awards”).  Sixty percent (60%) of the Initial Equity Award (the “Make-Whole Award”) shall be granted as of the Effective Date in the form of a time-vested restricted stock award, which shall vest in full on or prior to December 31, 2013, subject to continued employment of Executive other than as stated herein.  In the event the Company terminates Executive’s employment for Cause (as defined in Paragraph 8(b)(i)) or Executive terminates her employment without Good Reason (as defined in Paragraph 8(b)(ii)) during the Term, Executive shall be required to pay to the Company within thirty (30) days following termination of employment, a payment equal to a pro rata portion of the Make-Whole Award, payable in cash, shares of Common Stock that vested pursuant to the Make-Whole Award or a combination of cash and shares.  The payment shall be equal to the product of (i) the ratio, the numerator of which is the number of days remaining in the Term following termination of employment and the denominator of which is the total number of days in the Term and (ii) the aggregate fair market value of the Make-Whole Award as of the vesting date.  Upon vesting of the Make-Whole Award, neither the shares of Common Stock issued pursuant to the Make-Whole Award (net of taxes and transaction costs) nor any interest or right therein or part thereof may be sold, assigned, transferred, pledged or otherwise encumbered in any manner (other than in satisfaction of payment of the pro rata portion of the Make-Whole Award ) prior to the seventh anniversary of the vesting date (the “Retention Period”); provided, that in event of Executive’s termination of employment pursuant to Section 8(c) (other than by reason of Executive’s death or Disability) the Retention Period shall be shortened to the later of (i) the second anniversary of Executive’s termination of employment or (ii) the fifth anniversary of the vesting date; provided further, in the event of Executive’s termination of employment by reason of her death or Disability, the Retention Period shall immediately lapse.

(ii)                              The remaining forty percent (40%) of the Initial Equity Award shall be in such form as determined by the Compensation Committee and will be subject to time-based and performance-based vesting, provided that the Board and/or Compensation Committee shall consult with Executive in establishing the performance goals in the first 120 days after the Effective Date.

(iii)                          The terms and conditions of the Initial Equity Awards shall be set forth in separate award agreements in a form or forms prescribed by the Company consistent with this Agreement, to be entered into by the Company and Executive, and which shall recite the grant of such equity awards.

(d)                             Equity Compensation.  Executive shall be eligible for annual equity awards during the Term in such forms and amounts determined by the Compensation Committee in its discretion.  Such awards shall be subject to time-based and performance-based vesting as determined by the Compensation Committee.

4.                                    Benefits and Perquisites.

(a)                               Retirement and Welfare Benefits.  During the Term, Executive shall be eligible to participate in all fringe benefits, perquisites, and such other benefit plans and arrangements as are made available generally to the Company’s senior executives.  The benefits described herein shall be subject to the applicable terms of the applicable plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect.  Notwithstanding anything to the contrary herein, during the Term, Executive shall not be eligible to participate in or receive benefits under any severance plan, program, policy, arrangement or agreement of the Company other than this Agreement.  Nothing in this Paragraph 4, however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.

(b)                              Paid Time Off.  During the Term, Executive shall be entitled to accrue vacation (at a rate of not less than four (4) weeks per full calendar year), in accordance with and subject to the Company’s vacation policies applicable to its executives generally as such policies are in effect from time to time.

(c)                               Reimbursement of Expenses.  The Company shall reimburse Executive for any and all expenses reasonably incurred by Executive during the Term in performing Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.  Executive shall also be entitled to reimbursement of reasonable commuting expenses between Executive’s home in the State of Washington and Executive’s place of employment. Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.

5.                                    Indemnification.  To the full extent permitted by law and subject to the Company’s Certificate of Incorporation and Bylaws, and under terms and conditions no less favorable to Executive in any regard than to any other officer or director of the Company, the Company shall indemnify Executive with respect to any actions commenced against Executive in her capacity as a director or officer or former director or officer of the Company or any Affiliate for which she may serve in such capacity, and the Company shall advance on a timely basis any expenses incurred in defending such actions.  “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

6.                                    Company Authority/Policies.  Executive agrees to observe and comply with the rules and regulations of the Company as adopted by the Board respecting the performance of her duties and to carry out and perform orders, directions and policies communicated to her from time to time by the Board, to the extent consistent with Executive’s duties pursuant to Paragraph 2 above.  Executive also agrees to comply with the Company’s stock ownership guidelines in effect from time to time.

7.                                    Covenants.  Executive acknowledges that during the period of her employment with the Company or any Affiliate, she shall have access to the Company’s “Confidential Information” (as defined below) and will meet and develop relationships with the Company’s potential and existing suppliers, financing sources, clients, customers and employees.  Accordingly, Executive agrees to the following provisions of this Paragraph 7 (in addition to Executive’s confidentiality obligations to the Company and its subsidiaries pursuant to the Company’s policies as in effect from time to time) and agrees this Paragraph 7 shall survive the termination of this Agreement.

(a)                               Noncompetition.

(i)                                  Executive agrees that during the period of her employment with the Company, and to the extent permitted by applicable law, during the period Executive is to receive the Severance Amounts, Executive shall not:  (A) directly or indirectly, engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any business or entity which competes with (any such action individually and in the aggregate, to “compete with” or “competitive with”) the Company or any of its subsidiaries (collectively, the “Company Group”) or serve as an employee, consultant or in any other capacity for such business or entity; (B) have any ownership or financial interest, directly, or indirectly, in any competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which Executive owns less than five percent (5%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant, or (C) serve as a representative of any business organization competitive with the Company; any or all of which, without first obtaining written approval of the Board.  Executive also agrees that as long as she is employed by the Company, she will not undertake the planning or organization of any business activity competitive with the Company Group.

(b)                              Solicitation of Employees, Etc.  Executive agrees that during the period of her employment with the Company and for twelve (12) months thereafter, Executive shall not, directly or indirectly, other than in connection with carrying out her duties during the period of her employment with the Company, solicit or induce any of the employees or consultants of the Company Group (or individuals who served as employees or consultants of the Company Group at any time during the preceding nine (9) month period):  (i) to terminate their employment or relationship with the Company Group, and/or (ii) to work for Executive or any competitor of the Company Group.

(c)                               Solicitation of Clients, Etc.  Executive agrees that during the period of her employment with the Company and for twelve (12) months thereafter, she will not use Confidential Information (as defined below) to, directly or indirectly, solicit, take away, divert or attempt to divert, the business or patronage of any clients or customers of the Company for the purpose of providing services that materially compete with the products provided by the Company at the time of Executive’s termination.  For purposes of this Agreement, “products provided by the Company” includes not only products and services which the Company then provides and/or markets or sells, but also those which it is in the process of researching and/or developing, at the time of Executive’s termination, and/or as to which, at the time of Executive’s termination, the Company has a strategic business plan in place to research, develop and/or market at some time in the future.  The restrictions on soliciting or providing services to customers of the Company apply to:  (i) any customer or customer contact of the Company with whom Executive has had any business relations during her employment (whether before or after the Effective Date) with the Company; and (ii) any customer or customer contact who was a customer or customer contact of the Company on the date of Executive’s termination from the Company or during the twelve-month period prior to such termination, or who was a prospective customer or customer contact of the Company with whom the Company had actually met, or had written or telephonic communications, during said period(s).

(d)                             Disparaging Comments.  Executive agrees not to make critical, negative or disparaging remarks about the Company or any of its Affiliates, including, but not limited to, comments about any of its assets, services, management, business or employment practices, and not to voluntarily aid or voluntarily assist any person in any way with respect to any third party claims pursued against the Company Group.  Nothing in this Paragraph 7(d) will prevent Executive or the Company from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process.

(e)                               Confidentiality.  The Company and Executive acknowledge that:

(i)                                  The Company’s business is highly competitive;

(ii)                              The essence of that portion of the Company’s business in which Executive will be involved consists, in large degree, of trade secrets, proprietary or confidential business or financial affairs information, materials, know-how (whether or not in writing), technology, product information, personnel information regarding its employees, and intellectual property belonging to the Company and confidential and proprietary business and client relationships (all of the foregoing will be referred to collectively as “Trade Secrets”), which have been developed at great investment of time and resources by the Company Group so as to engender substantial goodwill of the Company, all of which are and will be the exclusive property of the Company, protected and kept secret by the Company; and

(iii)                          Without limiting Executive’s obligations under the foregoing, Executive agrees that during the period of her employment with the Company and at all times thereafter, Executive shall keep secret and retain in strictest confidence and shall not use for her benefit or the benefit of others, except in connection with the business and affairs of the Company, all confidential information of and confidential matters (whether available in written, electronic form or orally) relating to (A) the Company Group’s pricing and business (including, without limitation, the strategies employed by and the actual investments of any member of the Company Group, the contemplated business strategies and/or investments of any member of the Company Group, and valuation judgments or valuation data developed or used by the Company Group with respect to any other company or assets), (B) all corporations or other business organizations in which the Company Group has or has had an investment and (C) third parties about which information was learned by Executive heretofore or hereafter directly or indirectly in connection with Executive’s employment with the Company or from the Company Group (the “Confidential Information”).  In consideration of, and as a condition to, continued access to Confidential Information and without prejudice to or limitation on any other confidentiality obligation imposed by agreement or law, Executive hereby agrees to undertake to use and protect Confidential Information in accordance with restrictions placed on its use or disclosure.  Without limiting the foregoing, Executive shall not disclose such Confidential Information to any director, officer, partner, employee or agent of the Company Group unless in Executive’s reasonable good faith judgment, such person has a need to know such Confidential Information in furtherance of the Company Group’s business, and (except in connection with the business and affairs of the Company) Executive shall not disclose Confidential Information to anyone outside of the Company Group except with the Board’s express written consent.

(iv)                          Executive acknowledges that the Company’s rights in its Trade Secrets and Confidential Information would be misappropriated should Executive use or disclose to others the Trade Secrets and/or Confidential Information outside the scope of her employment pursuant to this Agreement.

(v)                              Executive agrees that during the period of her employment with the Company, Executive shall not directly or indirectly, use, disseminate, or disclose, in whole or in part, any of the Company Group’s Trade Secrets to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, other than (A) in the regular and proper scope and course of Executive’s employment with the Company, or (B) as required by law, provided, however, that Executive will give the Company reasonable advance notice of any such disclosure or use that is required by law.

(vi)                          As used in this Agreement, each of the terms “Trade Secrets” and “Confidential Information” will not include any information that becomes generally known to the public or within the relevant trade or industry unless it becomes known due to Executive’s violation of this Agreement.

(f)                                Cooperation.  Executive agrees that at all times following the termination of her employment, Executive will cooperate in all reasonable respects with the Company and its Affiliates in connection with (i) any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its Affiliates, or (ii) any audit of the financial statements of the Company or any Affiliate with respect to the period of time when Executive was employed by the Company or any Affiliate, in each case to the extent the Company reasonably deems Executive’s cooperation necessary.  Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by Executive as a result of such cooperation.  With respect to any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought against Executive in connection with her employment by the Company, the Company will honor, and proceed in accordance with, Section 5 of this Agreement and its Certificate of Incorporation and Bylaws as in effect from time to time.

(g)                              No Limitation.  Nothing contained in this Paragraph 7 shall limit any common law or statutory obligation that Executive may have to the Company or any of its Affiliates.  For purposes of all provisions of this Paragraph 7, the “Company” refers to the Company and any incorporated or unincorporated Affiliates of the Company, including any entity which becomes Executive’s employer as a result of any reorganization or restructuring of the Company for any reason.

(h)                              Acknowledgement.  Executive agrees and acknowledges that each restrictive covenant in this Paragraph 7 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction.  Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Paragraph 7, the sufficiency of which consideration is hereby acknowledged.  If any provision of this Paragraph 7 as applied to Executive or to any circumstance is adjudged by a court with jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Paragraph 7.  If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.  Executive agrees and acknowledges that the breach of this Paragraph 7 will cause irreparable injury to the Company and upon breach of any provision of this Paragraph 7, the Company shall be entitled to seek injunctive relief, specific performance or other equitable relief by any court with jurisdiction upon short notice; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).  Each of the covenants in this Paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement.

(i)                                  Permitted Statements.  Nothing in this Agreement shall restrict either party from making truthful statements (i) when required by law, subpoena, court order or the like; (ii) when requested by a governmental, regulatory, or similar body or entity; or (iii) in confidence to a professional advisor for the purpose of securing professional advice.

8.                                    Termination/Severance.

(a)                               General.

(i)                                  At Will Employment.  Executive’s employment hereunder is “at will” and, therefore, may be terminated at any time, with or without Cause or with or without Good Reason, at the option of the Company or Executive, subject only to the severance obligations under this Paragraph 8.  Upon a termination of Executive’s employment hereunder, unless requested otherwise by the Company, Executive shall resign each position (if any) that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s Affiliates.  Upon any termination of Executive’s employment hereunder, Executive shall be entitled to receive the following:  (A) any accrued but unpaid Base Salary (to be paid as provided in Paragraph 3(a)); (B) reimbursement for expenses incurred by Executive prior to the Date of Termination (as defined below) in accordance with Paragraph 4(c) hereof; (C) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company or its Affiliates (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”).  Accrued Benefits under this Paragraph 8 shall in all events be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable, or in accordance with applicable law.

(ii)                              Notice of Termination.  Except for termination as a result of Executive’s death during the Term, any termination of Executive’s employment by the Company or any such termination by Executive shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision hereunder relied upon by the terminating party.

(iii)                          Date of Termination.  “Date of Termination” shall mean: (A) if Executive’s employment is terminated by her death, the date of her death; (B) if Executive’s employment is terminated on account of her Disability, the date on which Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (C) if Executive’s employment is terminated by the Company for Cause, the date on which a Notice of Termination is given by the Company, or such later date as is indicated in the Notice of Termination; (D) if Executive’s employment is terminated by the Company without Cause, the date as is indicated in the Notice of Termination; (E) if Executive’s employment is terminated by Executive without Good Reason, thirty (30) days after the date on which a Notice of Termination is given by Executive, or such other date as is mutually agreed by Executive and the Company; and (F) if Executive’s employment is terminated by Executive for Good Reason, the date on which the Notice of Termination is given by Executive after the end of the Good Reason Period, or such other date as is mutually agreed by Executive and the Company.

(b)                              Termination by the Company for Cause or by Executive without Good Reason.

(i)                                  The Company may terminate Executive’s employment hereunder for any reason, including, but not limited to, for Cause.  “Cause” means the occurrence of any of the following: (A) Executive’s willful and continued failure to perform her duties with the Company (other than any such failure resulting from her or her incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not performed her duties; (B) Executive’s willful and continued failure to follow and comply with the policies of the Company as in effect from time to time (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not followed or complied with such Company policies; (C) Executive’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Company; (D) Executive’s willful engagement in illegal conduct or gross misconduct; (E) Executive’s breach of any provision of Paragraph 7 of this Agreement; or (F) Executive’s indictment for, conviction of, or a plea of guilty or nolo contendere to any felony.

(ii)                              Executive may terminate her employment hereunder for any reason, including, but not limited to, Good Reason.  “Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following events:

(A) the failure by the Company to pay Executive any portion of Executive’s Base Salary within ten (10) days of the date such compensation is due, (B) the relocation of Executive’s principal location of employment to a location outside of Los Angeles County or Orange County, except for required travel for Company business, (C) any material diminution of Executive’s duties, responsibilities or authorities hereunder, (D) any material breach by the Company of any of its material obligations to Executive, or (E) any failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of its business or assets within 30 days after any reorganization, amalgamation, combination, merger, consolidation, sale, liquidation, dissolution or similar transaction, unless such assumption occurs by operation of law.  Notwithstanding the foregoing, “Good Reason” to terminate Executive’s employment shall not exist unless (a) a written notice has first been delivered to the Board by Executive (the “Good Reason Notice”), which Good Reason Notice (1) specifically identifies the event(s) Executive believes constitutes Good Reason and (2) provides thirty (30) days from the date of such Good Reason Notice for the Company to cure such circumstances (the “Good Reason Period”) and (b) the Company has failed to timely cure such circumstances.  If the Company fails to timely cure such circumstances in accordance with the foregoing, Executive may send a notice to the Board that she is terminating her employment for Good Reason (“Good Reason Termination Notice”), in which case her employment hereunder shall thereupon be terminated for Good Reason.  If any Good Reason Notice to the Board shall not have been delivered by Executive within ninety (90) days following the date Executive becomes aware of the purported existence of a Good Reason event, or any Good Reason Termination Notice to the Board shall not have been delivered by Executive within thirty (30) days following the end of the Good Reason Period, then any purported termination of Executive’s employment relating to the applicable event shall not be a termination for Good Reason, under this Agreement.

(iii)                          If during the Term, Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then the Company shall, through the Date of Termination, pay Executive her Accrued Benefits.  Thereafter, the Company shall have no further obligations to Executive except as otherwise provided hereunder.  The vesting and exercise of any stock options and the forfeitability of any stock-based grants held by Executive shall be governed by the terms of the applicable plan document and the related agreements between Executive and the Company.

(c)                               Termination by the Company without Cause or by Executive for Good Reason; Death or Disability.

(i)                                  Executive’s employment with the Company may be terminated by the Company without Cause, by Executive for Good Reason or as a result of Executive’s death or Disability.  “Disability” means that Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company.

(ii)                              If during the Term, Executive’s employment is terminated by the Company without Cause, Executive terminates her employment for Good Reason, or Executive’s employment is terminated due to her death or Disability, then, subject to (x) signing by Executive (or Executive’s estate or beneficiaries, if applicable) of a general release of claims in a form attached hereto as Exhibit B (the “Release”), the Release becoming irrevocable, all within thirty (30) days after the Date of Termination and (y) Executive’s continued compliance with the provisions of Paragraph 7, Executive shall be entitled to the following:

(A)                          Salary continuation in an amount (the “Severance Amount”) equal to the greater of (x) two (2) times the sum of her annual Base Salary and her Target Bonus or (y) the product of (1) the sum of her annual Base Salary and Target Bonus divided by 365 and (2) the number of days remaining in the Term.  The Severance Amount shall be paid in equal installments in accordance with the Company’s then payroll practice over a twenty-four (24) month period for amounts payable under (x) or the remainder of the Term (for amounts payable under (y), beginning with the first payroll date that occurs at least thirty (30) days after the Date of Termination.  Solely for purposes of Section 409A of the Code, each installment payment is considered a separate payment;

(B)                           Executive shall be entitled to full acceleration of vesting as of the Date of Termination of any then-outstanding awards granted to Executive under the Company’s stock and other equity and long-term incentive plans (to the extent such awards have not previously become vested).  Any stock options that are then vested (including any that become vested pursuant to the preceding sentence) and that are granted to Executive on or after the Effective Date shall, notwithstanding any provision of any applicable plan or award agreement, remain exercisable until the later of (x) two (2) years after the Date of Termination or (y) the date specified in the applicable plan or award agreement; provided in no event shall any stock option be exercisable beyond its original expiration date.  Notwithstanding the foregoing two sentences, any equity-based awards that are subject to forfeiture and/or vesting requirements based on the satisfaction of performance-based criteria, to the extent that such awards are outstanding as of the Date of Termination, shall vest in full based upon the target number of shares subject to such award, without regard to any time-based forfeiture and/or vesting provisions.

(C)                           The Company shall reimburse Executive for the full amount of the COBRA premiums incurred by Executive during the 24 month period following the date of such termination, provided that (A) such reimbursement does not result in adverse tax consequences to the Company under Section 105(h) of the Code or otherwise and (B) such reimbursement shall immediately cease in the event that Executive becomes eligible to participate in the health insurance plan of a subsequent employer or other service recipient (or at such time as the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to Executive).

(d)                             Expiration/Non-Renewal of Term by the Company.  For the avoidance of doubt, the expiration of the Term of this Agreement by the Company (in accordance with Subparagraph 1(a) above) will not constitute a termination of employment by the Company other than for Cause, and Executive acknowledges that the severance provisions of Paragraph 8 shall not apply.

(e)                               No Mitigation.  Without regard to the reason for the termination of Executive’s employment hereunder, Executive shall be under no obligation to mitigate damages with respect to such termination under any circumstances and in the event Executive is employed or receives income from any other source, there shall be no offset against the amounts due from the Company hereunder.

9.                                    Parachute Payments.

(a)                               Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Payments”), would be subject to the Excise Tax, the following provisions shall apply:

(i)                                  If the Payments, reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)                              If the Threshold Amount is less than (x) the Payments, but greater than (y) the Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Payments which are in excess of the Threshold Amount, then the Payments shall be reduced (but not below zero) to the minimum extent necessary so that the sum of all Payments shall not exceed the Threshold Amount.  In such event, the Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code (to the extent such reduction does not result in tax penalties to Executive); (C) equity-based payments and acceleration; and (D) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.  No reductions shall be made under this Subparagraph 9(a)(ii) unless agreed to by Executive.

(b)                              For the purposes of this Paragraph 9, “Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by Executive with respect to such excise tax.

(c)                               The determination as to which of the alternative provisions of Subparagraph 9(a) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company, which does not provide services to the acquirer or other counter-party in the transaction to which this Paragraph 9 applies (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive.  For purposes of determining which of the alternative provisions of Subparagraph 9(a) shall apply, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

10.                            Conflicting Agreements.  Executive hereby represents and warrants that the execution of this Agreement and the performance of her obligations hereunder will not breach or be in conflict with any other agreement to which she is a party or is bound, and that she is not now subject to any covenants against competition or similar covenants which would affect the performance of her obligations hereunder.

11.                            Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one (1) business day following personal delivery (including personal delivery by telecopy or telex), or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806
Attention:  Chairman of the Board

To Executive:

At the address shown in the Company’s personnel records

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

12.                            Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

13.                            Assignment; Successors and Assigns, etc.  Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of Executive to a successor to substantially all of the business of the Company in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity.  This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.                            Miscellaneous.  Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

15.                            Amendment.  This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.

16.                            Arbitration; Other Disputes.

(a)                               If any legally actionable dispute arises which cannot be resolved by mutual discussion between the parties, each of Executive and the Company agree to resolve that dispute by arbitration before an arbitrator experienced in employment law.  Said arbitration will be conducted pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect.  California substantive law and statues of limitations shall apply in any such proceeding, and for limitations purposes, the arbitration shall be deemed commenced when the matter is submitted to the arbitral forum.  The Company and Executive agree that this arbitration agreement includes any such disputes that the Company and its related entities may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to Executive’s employment or its termination including any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, training, employment, or its termination.

(b)                              The Company and Executive further agree that this arbitration provision is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either the Company or Executive for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or an administrative claim with an administrative agency.  EACH OF THE COMPANY AND EXECUTIVE  HEREBY WAIVES ANY RIGHTS IT OR SHE MAY HAVE TO TRIAL BY JUDGE OR JURY.

(c)                               The Company and Executive agree that the arbitration shall be conducted in Los Angeles County, California, unless otherwise mutually agreed.

(d)                             The provisions of Section 1281.8 of the California Code of Civil Procedure with respect to provisional remedies will apply to any such arbitration.  In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and the arbitrator’s decision must be set forth in writing, consistent with the law of California and supported by essential findings of fact and conclusion of law.  The arbitrator may issue any remedy or award available under applicable law but may not add to, modify, change or disregard any lawful terms of this Agreement or issue an award or remedy that is contrary to the law of California.  The Company and Executive further agree that each party shall pay its own costs and attorneys’ fees, if any; provided, however, the Company shall pay any costs and expenses that Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, including the arbitrator’s fee, any administrative fee, and any filing fee in excess of the maximum court filing fee in the jurisdiction in which the arbitration is commenced.  If either the Company or Executive prevails on a statutory claim that affords the prevailing party an award of attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees to the prevailing party, consistent with applicable law.

(e)                               Executive acknowledges that Executive has been provided with a copy of the current JAMS Employment Arbitration Rules and Procedures for Executive’s reference.

17.                            Severability.  If any provision of this Agreement shall to any extent be held void or unenforceable (as to duration, scope, activity, subject or otherwise) by a court of competent jurisdiction, such provision shall be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable.  In such event, the remainder of this Agreement (or the application of such provision to persons or circumstances other than those in respect of which it is deemed to be void or unenforceable) shall not be affected thereby.  Each other provision of this Agreement, unless specifically conditioned on the voided aspect of such provision, shall remain valid and enforceable to the fullest extent permitted by law; any other provisions of this Agreement that are specifically conditioned on the voided aspect of such invalid provision shall also be deemed to be modified so as to constitute a provision conforming as nearly as possible to the original provision while still remaining valid and enforceable to the fullest extent permitted by law.

18.                            Governing Law.  This Agreement shall be construed and regulated in all respects under the laws of the State of California without reference to principles of conflict of laws.

19.                            Section 409A.

(a)                               Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered “non-qualified deferred compensation”

otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)                              All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)                               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)                             The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)                               The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

20.                            Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.                            Advisor’s Fees.  The Company shall pay Executive’s reasonable advisor fees (legal and tax) incurred in connection with the contemplation, preparation, negotiation and execution of this Agreement up to a maximum of $25,000.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is entered into as of the date and year first above written.

HCP, INC.

By:	/s/ Michael D. McKee
Name: Michael D. McKee
Title: Chairman of the Board

/s/ Lauralee E. Martin
Lauralee E. Martin

EXHIBIT A

Kaiser Aluminum Corporation

Exhibit B

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into this        day of                    20    , by and between Lauralee E. Martin, an individual (“Executive”), and HCP, Inc., a Maryland corporation (the “Company”).

WHEREAS, Executive has been employed by the Company; and

WHEREAS, Executive’s employment by the Company has terminated and, in connection with the Employment Agreement between the Company and Executive dated [_____] (the “Employment Agreement”), the Company and Executive desire to enter into this Release Agreement upon the terms set forth herein;

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Release Agreement, and in consideration of the obligations of the Company (or one of its subsidiaries) to pay severance benefits (conditioned upon this Release Agreement) under and pursuant to the Employment Agreement, Executive and the Company agree as follows:

1.            Release.  Executive, on behalf of himself or herself, his or her descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he or she now owns or holds or he or she has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his or her position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any

other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability; provided however, that the foregoing release shall not apply to any obligation of the Company to Executive pursuant to any of the forgoing:  (1) any obligation created by or arising out of the Section 8 of the Employment Agreement for which receipt or satisfaction has not been acknowledged, (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Fourth Amended and Restated Bylaws of the Company, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical or dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company.  In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law.  Executive acknowledges and agrees that he or she has received any and all leave and other benefits that he or she has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

2.            Acknowledgment of Payment of Wages.  Except for accrued vacation (which the parties agree totals approximately [        ] days of pay) and salary for the current pay period, Executive acknowledges that he/she has received all amounts owed for his or her regular and usual salary (including, but not limited to, any bonus, severance, or other wages), and usual benefits through the date of this Agreement.

3.            1542 Waiver.  It is the intention of Executive in executing this Release Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified.  In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him or her by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Release Agreement and which, if known or suspected at the time of executing this Release Agreement, may have materially affected this settlement.  Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts.  Executive acknowledges that he or she understands the significance and consequences of such release and such specific waiver of SECTION 1542.

4.            ADEA Waiver.  Executive expressly acknowledges and agrees that by entering into this Release Agreement, Executive is waiving any and all rights or Claims that he or she may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Release Agreement.  Executive further expressly acknowledges and agrees that:

A.           In return for this Release Agreement, the Executive will receive consideration beyond that which the Executive was already entitled to receive before entering into this Release Agreement;

B.           Executive is hereby advised in writing by this Release Agreement to consult with an attorney before signing this Release Agreement;

C.           Executive has voluntarily chosen to enter into this Release Agreement and has not been forced or pressured in any way to sign it;

D.           Executive was given a copy of this Release Agreement on [                                  , 20    ] and informed that he or she had [twenty one (21)/forty five (45)] days within which to consider this Release Agreement and that if he or she wished to execute this Release Agreement prior to expiration of such [21-day/45-day] period, he or she should execute the Endorsement attached hereto;

E.           Executive was informed that he or she had seven (7) days following the date of execution of this Release Agreement in which to revoke this Release Agreement, and this Release Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by the Company during the seven-day revocation period.  In the event that Executive exercises his or her right of revocation, neither the Company nor Executive will have any obligations under this Release Agreement;

F.            Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.2

2  Whether the Executive has 21 days, 45 days, or some other period in which to consider the Release Agreement will be determined with reference to the requirements of the ADEA in order for such waiver to be valid in the circumstances.  The determination referred to in the preceding sentence shall be made by the Company in its sole discretion.  In any event, the Release Agreement will include the Executive’s acknowledgements and agreements set forth in clauses 4.A, 4.B, and 4.C.

5.            No Transferred Claims.  Executive warrants and represents that the Executive has not heretofore assigned or transferred to any person not a party to this Release Agreement any released matter or any part or portion thereof and he or she shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

6.            Compliance With Employment Agreement.  Executive warrants and represents that Executive has complied fully with his or her obligations pursuant to the Employment Agreement.  Executive covenants that he or she will continue to abide by the applicable provisions of such Employment Agreement.

7.            Severability.  It is the desire and intent of the parties hereto that the provisions of this Release Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Release Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Release Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Release Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.            Counterparts.  This Release Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

9.            Governing Law.  THIS RELEASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH UNITED STATES FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY UNITED STATES FEDERAL LAW, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN UNITED STATES FEDERAL LAW AND THE LAW OF THE STATE OF CALIFORNIA TO BE APPLIED.  IN FURTHERANCE OF THE FOREGOING, APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS RELEASE AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

10.         Amendment and Waiver.  The provisions of this Release Agreement may be amended and waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Release Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Release Agreement or any provision hereof.

11.         Descriptive Headings.  The descriptive headings of this Release Agreement are inserted for convenience only and do not constitute a part of this Release Agreement.

12.         Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Release Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

13.         Arbitration.  Any claim or controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provision set forth in the Employment Agreement.

14.         Nouns and Pronouns.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

15.         Legal Counsel.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Executive acknowledges and agrees that he has read and understands this Release Agreement completely, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Release Agreement and he has had ample opportunity to do so.

The undersigned have read and understand the consequences of this Release Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this                  day of                  20    , at                       , California.

“Executive”

Lauralee E. Martin

HCP, INC.,
a Maryland corporation,

By:
Name:
Title:

ENDORSEMENT

I, Lauralee E. Martin, hereby acknowledge that I was given [21/45] days to consider the foregoing Release Agreement and voluntarily chose to sign the Release Agreement prior to the expiration of the [21-day/45-day] period.

I declare under penalty of perjury under the laws of the United States and the State of California that the foregoing is true and correct.

EXECUTED this  [        ] day of [                           20        ], at                           , California.

Lauralee E. Martin